Exhibit 21.1
i3 Verticals, Inc.
LIST OF SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Incorporation	Doing Business As Name
(Including d/b/a name, if applicable)

Ad Valorem Records, Inc.	Texas	AVR, Inc.
CP-DBS, LLC	Delaware	PaySchools
CP-PS, LLC	Delaware
Fairway Payments, LLC	Virginia	Fairway Payments
i3-Aero, LLC	Delaware
i3-Axia, LLC	Delaware	Axia Payments
i3-BP, LLC	Delaware	Bill & Pay
i3-CS, LLC	Delaware	Court Solutions
i3-CSC, LLC	Delaware
i3-EMS, LLC	Delaware	EMS
i3-EZCP, LLC	Delaware	EZCourtPay
i3-EZPay, LLC	Delaware	EZPay
i3-Holdings Sub, Inc.	Delaware
i3-Infin, LLC	Delaware	Infintech
i3-MPN, LLC	Delaware	SchoolPay
i3-LL, LLC	Delaware	Local Level
Monetra Technologies, LLC	Delaware	Monetra
i3-PBS, LLC	Delaware	Practical Business Solutions; RU Practical
i3-Randall, LLC	Delaware	Randall Data Systems
i3-RS, LLC	Delaware	PlacePay
i3-Sequel, LLC	Delaware	CJT
i3-Software & Services, LLC	Delaware	Software & Services
i3-Splash, LLC	Delaware	iGov Solutions
i3-TS, LLC	Delaware
i3 Verticals, LLC	Delaware
i3 Verticals Management Services, Inc.	Delaware
i3-Bearcat, LLC	Delaware	NETData; GHS
Pace Payment Systems, Inc.	Delaware	Pace
Pace Payments, Inc.	Delaware	Pace
San Diego Cash Register Company, Inc.	California	SDCR

Pursuant to Item 601(b)(21)(ii) of Regulation S-K, certain subsidiaries have been omitted because, when considered in the aggregate, they do not constitute a significant subsidiary.